EXHIBIT 10.1

Executive Officer	New Base Salary	2008 Annual Cash Bonus Opportunity Percentage
Steven L. Newman President and Chief Operating Officer	$550,000	70%
Robert J. Saltiel Executive Vice President, Performance	$400,000	60%